EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Exponent, Inc.:

We consent to incorporation by reference herein of our report dated January 23, 2002, with respect to the consolidated balance sheets of Exponent, Inc. and subsidiaries as of December 28, 2001 and December 29, 2000, and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 28, 2001, which report appears in the December 28, 2001 Annual Report on Form 10-K of Exponent, Inc.

KPMG LLP

/s/    KPMG LLP

Mountain View, California
September 5, 2002